Exhibit 99
May 15, 2009
Press Release: Cortland Bancorp Reports First Quarter 2009 Results
Cortland Bancorp ( the “Company;” OTCBB: CLDB ) today reported a loss of $1.397 million for the first quarter of 2009, or ($0.31) per share principally due to recognition of pre-tax impairment losses on investment securities of $3.728 million. The Company’s first quarter loss compares to net income of $1.034 million or $0.23 per share for the first quarter of 2008.
Among its investments, the Company owns a number of collateralized debt obligation securities that are backed by trust preferred securities issued by banks, insurance companies and real estate investment trusts. The market for these securities and similar securities, which had been relatively active since 2003, became illiquid during the financial crisis of 2008 and is currently not active. In adopting Fair Value Measurement accounting pronouncements including FAS 157-4, “Determining Fair Value When The Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly”, issued April 9, 2009, valuation techniques other than quoted market prices were used for the valuation of the Company’s collateralized debt obligations. For these securities, the Company modeled and analyzed the cash flow characteristics and concluded that six of these securities are other than temporarily impaired. Accordingly, a $3.728 million other than temporary impairment charge was recorded as expense for the quarter. For the remainder of the collateralized debt obligation securities, it was determined that there was no adverse change in the cash flows and the Company does not consider the investment in these assets to be other than temporarily impaired.
Commenting on the Company’s first quarter loss, Lawrence A. Fantauzzi President and Chief Executive Officer stated, “Certain securities in the Company’s investment portfolio have experienced deteriorating collateral performance, price declines and credit rating downgrades and are being closely monitored for impairment. With the exception of the six CDO securities recognized for loss in the first quarter, the Company does not consider the investment in the remaining assets to be other-than-temporarily impaired. However, in the current economic and financial environment, there is a risk that future valuation reviews could result in recognition of additional other-than-temporary impairment charges.” Mr. Fantauzzi further stated.
Mr. Fantauzzi indicated that the Company has historically maintained a strong capital position to cushion against such unusual occurrences. Therefore, the impairment charge was absorbed through earnings while capital remained strong. The risk-based capital ratio remains above the “well capitalized” threshold at March 31, 2009.

“Prior to the impairment charge, earnings for the quarter were $1.063 million or $0.23 per common share”, stated Mr. Fantauzzi. “Excluding the non-recurring impairment charge, the Company’s results of operation are substantially in line with our budgetary expectations.”
Financial highlights for the first quarter include:
•	Net interest income, on a fully taxable equivalent basis, for the three months ended March 31, 2009 totaled $4.087 million, an increase of 5.5% from first quarter 2008 net interest income of $3.874 million. The increase was driven by higher loan portfolio balances and improved net interest margins. The net interest margin for the three months ended March 31, 2009 was 3.43%, up from 3.34% for the same period in 2008. The improvement in margin for the first quarter relates in part to a 3.1% year-over-year increase in average earning assets and a 65 basis point decrease in interest rates earned. During this period, a 4.3% increase in interest-bearing liabilities was offset by a 94 basis point decrease in rates.
•	Non–Interest Income, excluding the OTTI charge, was $900 thousand for the first quarter of 2009 as compared to $871 thousand for the same three month period in 2008. This 3.3% year-over-year improvement resulted primarily from a $61 thousand increase in gains on loan sales and a $35 thousand increase in other non interest income sources, which was offset by a $65 change to a loss on other real estate owned.
•	Non-Interest Expenses for the first quarter of 2009 were $3.280 million as compared to $3.157 million for the same three month period in 2008. The increase reflects an increase of 3 full time equivalent employees between periods and related salary and benefit increases of $51 thousand. Occupancy and equipment expense also increased by $12. These increases are mainly due to the opening of a new leased facility in May of 2008. Insurance premiums paid to the FDIC increased by $69 compared to the year ago period.

The FDIC implemented a special assessment which will take effect April 1, 2009 that will apply to assessments for the second quarter of 2009 and periods thereafter. The Company anticipates a significant increase in its assessment expense in 2009.

•	As a result of the rapid deterioration of the U.S. economy during the final quarter of 2008, loan loss reserves were bolstered through $1.290 million in provision expenses, recorded in the fourth quarter of 2008, to give recognition to the economy’s steep slide into a serious and likely long lasting recession, with expectations for deterioration in credit quality arising from faltering economic and financial conditions. The provision resulted in a loan loss allowance to total loan ratio of 1.00% at December 31, 2008.

Regionally, the housing market continues to be negatively impacted by a high level of bankruptcy filings and home foreclosures, while unemployment levels continue to rise and business failures are now being reported on a more routine basis. Despite the market conditions, the Company, to date, has not experienced notable deterioration in credit quality and has actually reported positive trends in certain areas of asset quality during the first three months of 2009.

Loans considered as potential problem loans were $25.532 million at March 31, 2009 as compared to $27.499 million at December 31, 2008. Also, loans accounted for on a nonaccrual basis declined from $858 thousand at the December 31, 2008 year end to $693 thousand at the recent quarter ended March 31, 2009. The ratio of non accrual loans to total loans, which was 0.35% at year end 2008, improved to 0.30% at March 31, 2009. Loans charged off, net of recoveries also decreased from $210 thousand in the first quarter of 2008 to $36 thousand for the same three month period in 2009. During the three month period ended March 31, 2009, we recorded an additional provision expense of $151 thousand, resulting in a loan loss allowance to total loan ratio of 1.07%.
Totals loans at March 31, 2009 were $236.4 million as compared to $246.0 million for the period ending December 31, 2008. Total assets were $493.4 million at March 31, 2009, remaining relatively unchanged from year end asset totals of $493.3 million.
Cortland Bancorp is a financial holding company headquartered in Cortland, Ohio. Founded in 1892, the Company’s bank subsidiary conducts business through fourteen full service community banking offices located in the counties of Trumbull, Mahoning, Portage, Geauga and Ashtabula in northeastern Ohio.

CORTLAND BANCORP AND SUBSIDIARIES
SELECTED FINANCIAL DATA FOR QUARTER ENDED
(In thousands of dollars, except for ratios and per share amounts)

	March 31,	March 31,
Unaudited	2009	2008
SUMMARY OF OPERATIONS
Total interest income	$6,481	$7,066
Total interest expense	(2,581)	(3,389)

Net interest income (NII)	3,900	3,677
Provision for loan losses	(151)	(75)

NII after loss provision	3,749	3,602
Total other income before impairment loss	900	871
Total other noninterest expense	(3,280)	(3,157)

Income before tax and impairment loss	$1,369	$1,316

Net income before impairment loss	$1,063	$1,034

Impairment loss net of tax benefit	$(2,460)	$—

Net income	$(1,397)	$1,034

PER COMMON SHARE DATA (1)
Net income, both basic and diluted	$(0.31)	$0.23
Cash dividends declared	—	0.21
Book value	7.37	10.44

BALANCE SHEET DATA
Assets	$493,400	$488,559
Investments	172,875	225,464
Net loans	233,826	224,311
Deposits	382,071	359,303
Borrowings	68,612	72,960
Subordinated Debt	5,155	5,155
Shareholders equity	33,335	46,849

ASSET QUALITY RATIOS
Loans 30 days or more beyond their contractual due date as a percent of total loans	0.86%	1.57%
Underperforming assets (2) as a percentage of:
Total assets	0.46	0.59
Equity plus allowance for loan losses	6.26	5.93
Tier I capital	4.42	5.36

FINANCIAL RATIOS
Return on average equity	(15.50)%	8.45%
Return on average assets	(1.13)	0.84
Effective tax rate	(40.80)	21.43
Net interest margin ratio	3.43	3.34

(1)	Basic and diluted earnings per share are based on weighted average shares outstanding adjusted retroactively for stock dividends. Cash dividends per common share are based on actual cash dividends declared, adjusted retroactively for the stock dividends. Book value per common share is based on shares outstanding at each period , adjusted retroactively for the stock dividends.

2)	Underperforming assets include non accrual loans, OREO and restructured loans.